Jay Stulberg
                               33 Collinson, Blvd
                             North York, ON M3H 3C1

May 6, 2009

Shelly Meyers, Chairwoman
Board of Directors
Modavox Inc.

Dear Shelly,

I am writing to advise you of my resignation from the Board of Directors of Modavox. My past five years of service as a director of Modavox have been a fulfilling chapter in my career. I intend now to focus my attention on my business interests in Canada and defer to the new faces on the Modavox Board to provide the company's next generation of leadership.

In tendering my resignation, I do so with no disagreements with Modavox and no disagreements on or regarding any matter relating to Modavox's operations, policies, or practices. I wish the best to Modavox's officers, directors, management and staff.

         Sincerely,

         /S/ Jay Stulberg
         ----------------
         Jay Stulberg